UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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SGX Pharmaceuticals, Inc.

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For Immediate Release
SGX — Lilly Merger Offer Receives Positive Opinions from Proxy Advisory Firms
SAN DIEGO, August 13, 2008 — SGX Pharmaceuticals, Inc. (NASDAQ: SGXP) today announced that Glass Lewis & Co. and Institutional Shareholder Services (ISS), two leading proxy advisory firms, have recommended that SGX stockholders vote “FOR” the merger agreement with Eli Lilly and Company (NYSE: LLY) at the SGX Special Stockholders Meeting scheduled at 9 am California Time for August 20, 2008.
The Board of Directors of SGX unanimously recommends that the SGX stockholders vote “FOR” the approval and adoption of the agreement and plan of merger and the approval of the merger and related transactions as described in the definitive proxy statement that SGX filed on July 21, 2008.
SGX encourages all stockholders to vote their shares and to contact Georgeson Inc., SGX’s proxy solicitation firm, toll tree at 877-278-6774 if they have any questions or need any assistance in voting their shares.
In addition, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the proposed merger expired on August 11, 2008.
The completion of the proposed merger continues to be subject to the satisfaction or waiver of a number of closing conditions, including, among others, (1) adoption of the agreement and plan of merger (“Merger Agreement”) by the holders of a majority of SGX’s outstanding common stock, (2) subject to certain exceptions, the absence of any material adverse effect on SGX from and after the date of the Merger Agreement, (3) the absence of any legal prohibitions on the closing of the merger and (4) subject to certain exceptions, the continued accuracy of SGX’s representations and warranties as of the effective time of the merger.
Additional Information
SGX filed a definitive proxy statement with the Securities and Exchange Commission on July 21, 2008 with respect to the proposed merger transaction with Eli Lilly and Company. Before making any voting or investment decision with respect to the merger, investors and stockholders of SGX are urged to read the proxy statement and the other relevant materials carefully in their entirety because they contain important information about the merger. The proxy statement and other relevant materials, and any other documents filed by SGX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by going to SGX’s Investor Relations page on its corporate website at www.sgxpharma.com or by directing a written request to SGX at 10505 Roselle Street, San Diego, California 92121 — Attention: Corporate Secretary.

About SGX Pharmaceuticals
SGX Pharmaceuticals, Inc. is a biotechnology company focused on the discovery, development and commercialization of novel, targeted therapeutics directed at addressing unmet medical needs in oncology. Our drug development programs target the MET receptor tyrosine kinase, an enzyme implicated in a broad array of cancers, and the BCR-ABL tyrosine kinase enzyme for the treatment of Chronic Myelogenous Leukemia, or CML. Our drug discovery activities are focused on a portfolio of other protein and enzyme targets that have been implicated in human cancers, including JAK2, RON, ALK, RAS and IKKε. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and development programs, the proposed merger transaction, including whether the merger transaction will be approved by SGX’s stockholders, whether the other conditions to closing of the proposed transaction will be met and if any of the potential benefits of the proposed merger will be realized, the potential of the Company’s inhibitors as treatments for certain cancers, and the ability to discover, develop, build a pipeline of and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its compounds or development candidates will have favorable results in preclinical studies or future clinical trials. In addition, results may be affected by the failure to enter into new collaborations on any of its research and development programs in the event that the merger transaction is not consummated, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the scope and validity of patent protection for its products, and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s most recent quarterly report on Form 10-Q as well as subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
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Contact:
Bonnie Feldman	Todd Myers
Sr. Director, Investor Relations	Chief Financial Officer
SGX Pharmaceuticals	SGX Pharmaceuticals
(858) 344-8860	(858) 558-4850